CODE OF ETHICS

Fiduciary Standards and Compliance with the Federal Securities Laws

High ethical standards are essential for Ladder Adviser’s success and for Ladder Adviser to maintain the confidence of Clients. Ladder Adviser believes that their long-term business interests are best served by adherence to the principle that the interests of its Clients come first. In recognition of Ladder Adviser’s fiduciary obligations to its Clients and Ladder Adviser’s desire to maintain high ethical standards, Ladder Adviser has adopted this Code of Ethics containing provisions designed to: (i) prevent improper personal trading by Employees; (ii) prevent improper use of Material Non-Public Information; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of its Clients.2

The CCO administers this Code of Ethics. All questions regarding the Code of Ethics should be directed to the CCO. Each Employee must cooperate to the fullest extent reasonably requested by the CCO to enable: (i) Ladder Adviser to comply with all applicable Federal Securities Laws and state securities laws; and (ii) the CCO to discharge his or her duties under this Manual.

At all times, Ladder Adviser and their Employees shall endeavor to comply with the spirit and the letter of Federal Securities Laws and state securities laws. Failure to adhere to these laws could expose an Employee to sanctions imposed by Ladder Adviser, the SEC or law enforcement officials. These sanctions may include, among others, reversal of personal trades, disgorgement of profits or gifts, suspension or termination of employment by Ladder Adviser and Ladder, or regulatory, criminal or civil sanctions or penalties. If there is any doubt as to whether a Federal Securities Law or a state securities law applies, the Employee should consult the CCO. No Employee should determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. The CCO, in conjunction with the GC, is responsible for making the determination as to whether a violation of the Code of Ethics has occurred by an Employee. In addition, all sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

All Employees shall endeavor to act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, third party service providers and fellow Employees. Employees shall endeavor to use reasonable care and exercise independent professional judgment when conducting investment analyses, making investment recommendations, trading, promoting Ladder Adviser’s services, and engaging in other professional activities.

All Employees shall endeavor to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As fiduciaries, Ladder Adviser shall endeavor to act in the best interests of its Clients. An Employee should notify the CCO promptly if he or she becomes aware of any practice that creates, or gives the appearance of, a material conflict of interest.

[2]	Advisers Act Rule 204A-1 and Investment Company Act Rule 17j-1 require, among other things, all of Ladder Adviser’s Access Persons to report, and Ladder Adviser to review, their personal securities transactions and holdings periodically. Ladder Adviser takes the position that all of its Employees are Access Persons. On a case- by-case basis, Ladder Adviser may treat as Access Persons (and thus subject to all or part of the policies, procedures and guidelines set forth in the Insider Trading Policy and in the Personal Securities Transactions section of the Code of Ethics) certain temporary Employees, consultants and providers.

Employees are generally expected to discuss any perceived risks or concerns about Ladder Adviser’s business practices with their direct supervisors. However, if an Employee is uncomfortable discussing an issue with his or her supervisor, or if he or she believes that an issue has not been appropriately addressed, he or she should bring the matter to the CCO’s immediate attention.

Ethical Requirements

No Employee of Ladder Capital shall:

●	Employ any device, scheme or artifice to defraud a Client;

●	Make any untrue statement of a material fact to a Client or omit to state a material fact necessary in order to make the statements made to a Client, in light of the circumstances under which they are made, not misleading;

●	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Client; or

●	Engage in any manipulative practice with respect to a Client.

Reporting Violations of the Code of Ethics

Improper actions by Ladder Adviser or its Employees could have severe negative consequences for Ladder Adviser, its Clients and their Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees shall promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO. Any problems identified during the review will be addressed in ways that reflect Ladder Adviser’s fiduciary duty to its Clients.

If the CCO determines, in consultation with the GC, as appropriate, that a material violation of this Code of Ethics has occurred, the CCO will promptly report the violation, and any association action(s), to Ladder Adviser’s Senior Management. If the CCO determines that a material violation has occurred, the CCO will report its findings to CCO of the Ladder Select Bond Fund, who in turn will determine whether to report the violation to Ladder Select Bond Fund’s Board of Directors or Trustees pursuant to Rule 17j-1 under the Investment Company Act.

In addition, an Employee’s identification of a material compliance issue will be viewed favorably by the CCO. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and may be cause for corrective action, up to and including termination. If an Employee believes that he or she has been retaliated against, he or she should notify the GC, CCO, or President directly.

Distribution of the Code of Ethics and Acknowledgement of Receipt

Ladder Adviser will distribute this Manual, which contains Ladder Adviser’s Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with Ladder Adviser’s Compliance Policies described in this Manual, including this Code of Ethics. Acknowledgement will be done initially through Compliance Science and annually thereafter through the Annual Employee Compliance Questionnaire.

In addition, in the event of a material change to this section of the Code of Ethics, the CCO shall inform the Ladder Select Bond Fund’s CCO of such change and ensure that the change is approved by each mutual fund’s Board no later than six months after the change is adopted.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Ladder Adviser, Employees, and current or prospective Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for Ladder Adviser, their Employees, and/or Clients. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action against the Employee or the Company.

Ladder Adviser’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use best judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Ladder Adviser and/or their Employees, on one hand, and Clients, on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients over the interests of Ladder Adviser and their Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention. Note that LCF’s Employment Manual also contains Whistleblower policies and procedures for reporting concerns to Senior Management.

In some instances, conflicts of interest may arise between Clients. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients has not been appropriately addressed.

It may sometimes be beneficial for Ladder Adviser to be able to retroactively demonstrate that they carefully considered particular conflicts of interest. Pursuant to Rule 17j-1 of the Investment Company Act, the CCO may issue a note to the file to document Ladder Adviser’s assessment of, and response to, such conflicts.

Personal Securities Transactions

Employees are prohibited from trading in any CMBS securities for their personal accounts. This includes both primary and secondary securities. In addition, any trade executed by an Employee should be executed in a manner consistent with Ladder Adviser’s fiduciary obligations to its Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

In the event of a material change to this Personal Securities Transactions section of the Code of Ethics, the CCO shall inform the Ladder Select Bond Fund’s CCO of such change and ensure that the change is approved by the Ladder Select Bond Fund’s Board no later than six months after the change is adopted.

Accounts Covered by the Policies and Procedures

Ladder Adviser’s Personal Securities Transactions policies and procedures apply to all accounts that hold or can hold any Securities over which Employees have any Beneficial Interest, which typically includes accounts held by Immediate Family Members sharing the same household or accounts over which Employees exercise influence or control.

It may be possible for Employees to exclude accounts held personally or by Immediate Family Members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of Beneficial Interest over Immediate Family Members’ accounts. Employees should consult with the CCO before excluding any accounts held by Immediate Family Members sharing the same household.

The existence of accounts that hold or can hold any Securities, as discussed above, must be approved in Compliance Science within 10 days of hire. Upon approval, Employees must promptly enter all account information into Compliance Science. Employees must also promptly report the closing of any previously reported accounts in Compliance Science.

In addition, Employees must seek prior approval in Compliance Science to open any new account. Once prior approval is received and the account is opened, Employees must enter all account information in Compliance Science within 10 days of opening the account.

Reportable Securities

Ladder Adviser requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, EXCEPT:

●	Direct obligations of the United States Government;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including, without limitation, repurchase agreements;

●	Shares issued by money market funds;

●	Shares issued by open-end investment companies[3] registered in the United States, other than funds advised or underwritten by Ladder Adviser (e.g., Ladder Select Bond Fund);

●	Interests in 529 college savings plans; and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies registered in the United States (these shares, together with the investments described in the preceding five bullets, “Non-Reportable Securities”).

Exchange-traded funds (“ETFs”) are somewhat similar to open-end registered investment companies, and do not need to be pre-cleared per this policy. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in Ladder Adviser’s Personal Securities Transactions policy as set forth below.

Pre-clearance Procedures

Employees must generally pre-clear4 all Reportable Securities transactions through Compliance Science, which specifically includes IPOs and Private Placements/Limited Offerings. Employees need to report transactions but do not need pre-clearance for municipal bond and ETF transactions. Ladder Adviser may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

Transactions in Private Placements/Limited Offerings may include, but are not limited to, investments in hedge funds, private equity investments, venture capital funds, and real estate interests. Any questions whether an activity is a Private Placement/Limited Offering should be directed to the CCO.

Employees must use Compliance Science to seek pre-clearance. Pre-clearance is good only until 4:00pm Eastern Time on the same business day that the pre-clearance is granted. For avoidance of doubt, if an Employee does not execute on the same business day pre-clearance is granted, the Employee must seek pre-clearance again prior to executing the trade. In addition, the CCO may revoke pre-clearance at any time.

Reporting

Ladder Adviser must collect initial holdings reports, quarterly transaction reports, and annual holdings reports. Accordingly, Reportable Securities transactions and holdings for each Employee should be reported via an electronic feed from his or her brokerage firm to Compliance Science or manually, if necessary. All Employees will receive a user name and password in order to access Compliance Science. In certain cases, Employees may have to arrange for duplicate brokerage statements to be provided to the CCO, such as where accounts do not automatically feed transaction activity into Compliance Science or if there is a delay between the transactions and the time that the transaction activity is reflected on Compliance Science. Employees may use (or arrange to use) a broker’s letter of direction (also known as a “Rule 407 Letter”) to request such duplicate copies from brokerage firms and/or custodians, as applicable.

[3]	Closed-end investment companies require pre-clearance prior to any purchase or sale.

[4]	Broker-dealer employees are subject to stricter requirements and cannot purchase initially in IPOs.

Quarterly Transaction Reports

No later than 30 days after the close of the calendar quarter, Employees must ensure that all Reportable Securities transactions in accounts in which they have a Beneficial Interest have been reported to Compliance Science. Employees should review the listing of quarterly transaction activity on Compliance Science by completing the Accounts & Transaction Certification to verify all transactions in Reportable Securities are logged.

Employees must also report any accounts opened during the quarter that hold or can hold any Securities (including Securities excluded from the definition of a Reportable Security) into Compliance Science within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

New Employees are required to report all of their positions in Reportable Securities and accounts no later than 10 days after an individual becomes an Employee by completing the Outside Brokerage Account Questionnaire. The Employee must input all accounts and positions in Reportable Securities into Compliance Science. To the extent an electronic feed is not available on Compliance Science, an Employee should speak with the CCO to see if an electronic feed can be arranged with the respective brokerage firm or if duplicate statements are required.

Each Employee must review the accuracy of his or her holdings and any account that holds any Securities as recorded in Compliance Science on an annual basis, on or before February 14th of each year. The holdings shall be current as of December 31st of the prior year. If an Employee does not have any holdings, he or she should make note as such.

As previously stated, while Employees are encouraged to hold accounts at broker-dealers that have transaction and holding activity feeds into Compliance Science, Ladder Adviser does allow Employees to arrange for duplicate brokerage statements to be provided to the CCO on a case by case basis.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

●	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

●	Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account fully managed by an investment adviser on a fully discretionary basis, also known as a “Managed Account”.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser. In addition, each Employee who has a Managed Account is required to annually complete the Exempt Accounts Certification.

Personal Trading and Holdings Reviews

The CCO is responsible for reviewing or arranging for reviews of Employees’ accounts and transaction activity no less frequently than quarterly, which includes monitoring and timely resolving action items built into Compliance Science. The GC will monitor the CCO’s account and transaction activity. The CCO’s review of Employee’s transactions will include trading in the mutual funds managed by Ladder Adviser.

Remedial Actions

Ladder Adviser reserves the right to cancel any personal account order or transaction deemed not in the best interest of Ladder Adviser or its Clients. All Employees must understand the importance of strict adherence to, and shall endeavor to comply with, such policies. If personal trading or personal trading patterns present an actual or potential conflict of interest to Ladder Adviser or its Clients, remedial action will be taken. Remedial action may include reversal of personal trades, disgorgement of profits or gifts, suspension or termination of employment, regulatory, criminal or civil sanction or penalties.

Please contact the CCO or the GC with any compliance-related questions.

Disclosure of the Code of Ethics

If applicable, Ladder Adviser will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for Ladder Adviser’s Code of Ethics should be directed to the CCO. Ladder Adviser is not currently required to produce a Part 2 of Form ADV since its only Client is a registered mutual fund.